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                                                                  EXHIBIT 99.1



                                 MARITRANS INC.
            1999 DIRECTORS AND KEY EMPLOYEES EQUITY COMPENSATION PLAN


    The purpose of the Maritrans Inc. Equity Compensation Plan (the "Plan") is
(i) to authorize the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") to provide non-employee directors and certain key employees and officers of Maritrans Inc. and its subsidiaries (hereinafter collectively referred to as the "Company") with certain rights to acquire common stock of the Company and (ii) to provide for the grant of nonqualified stock options. The Company believes that this equity compensation program will cause the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders.

1.  Administration

    The Plan shall be administered and interpreted by the Committee. After receiving recommendations from management of the Company, the Committee shall have the authority to determine (i) the directors and key employees and officers to whom options and awards shall be granted under the Plan,(ii) the type, size and terms of the awards to be made to each director and/or key employee or officer selected, (iii) the time when the awards will be granted and the duration of the exercise period and (iv) any other matters arising under the Plan. Notwithstanding the foregoing, all grants made to directors are subject to ratification by the Board. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder.

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2.  Grants

    Incentives under the Plan shall consist of nonqualified stock options, restricted stock grants, and stock appreciation rights (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate as are specified in writing by the Committee to the director (the "Grant Letter"). The Committee shall approve the form and provisions of each Grant Letter to an employee or officer. Each Grant Letter to a director shall be approved by the Committee and subject to ratification by the Board. Grants under a particular Section of the Plan need not be uniform as among the directors and/or employees or officers and Grants under two or more Sections of the Plan may be combined in one instrument.

3.  Shares Subject to the Plan

    (a) Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company ("Company Stock") that have been or may be issued or transferred under the Plan is 900,000 shares. The shares must be treasury shares. If and to the extent options granted under the Plan terminate, expire, or cancel without having been exercised, the shares subject to such option or such award shall again be available for purposes of the Plan.

    (b) If there is any change in the number or kind of shares of Company Stock through the declaration of stock dividends, or through a recapitalization, stock splits, or combinations or exchanges of such shares, or merger, reorganization or consolidation of the Company, reclassification or change in par value or by reason of any other extraordinary or unusual events, the number of shares of Company Stock available for Grants and the number of such shares covered by outstanding Grants, and the price per share or the applicable market value of such Grants, shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Company Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

4.  Eligibility for Participation

    Non-employee directors of the Company, key employees of the Company (other than the Company's Chief Executive Officer), and key officers of the Company (other than the Company's Chief Executive Officer) shall be eligible to participate in the Plan (hereinafter referred to individually as the "Participant" and collectively as the "Participants"). After receiving recommendations from management of the Company, the Committee shall select the persons to receive Grants (the "Grantees") from among the Participants and determine the number of shares of Company Stock subject to a particular Grant in its sole discretion. Nothing contained in this Plan shall be construed to limit the right of the Company to grant options otherwise in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options granted to employees thereof who become employees of the Company, or for other proper corporate purposes.


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5.  Granting of Options

    (a) Number of Shares. The Committee shall grant to each Grantee a number of stock options determined in its sole discretion. The Committee, in its sole discretion, may provide a greater amount of stock options to any Grantee at any time.

    (b) Type of Option and Price. The Committee may not grant options qualifying as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee may grant other stock options ("Nonqualified Stock Options" or "Stock Options") in accordance with the terms and conditions set forth herein. The purchase price of Company Stock subject to a Nonqualified Stock Option shall be the fair market value of a share of such stock on the date such Stock Option is granted or the fair market value of Company Stock as of a date subsequent to the date of grant as specified by the Committee in the Grant Letter. The "fair market value" of Company Stock shall be the closing price of a share of Company Stock on the New York Stock Exchange; provided, however, that if shares of Company Stock shall not be listed on the New York Stock Exchange, then the fair market value will be the closing price of a share of Company Stock on the principal stock exchange on which such shares are listed for trading, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked prices on such day as officially quoted on any such stock exchange or if the Company Stock is not admitted to trading on any stock exchange the fair market price shall be the last sale reported on the NASDAQ National Market System published in the Wall Street Journal or, if no such sale is so reported, the average of the reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Security Dealers Automated System, or, if such price at the time is not available from such system, as furnished by any similar system then engaged in the business of reporting such prices and selected by the Company or, if there is no such system, as furnished by any member of the National Association of Security Dealers, selected by the Company.


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    (c) Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant. Notwithstanding any determinations by the Committee regarding the exercise period of any Stock Option, all outstanding Stock Options shall become immediately exercisable upon a Change of Control of the Company (as defined herein).

    (d) Vesting of Options. The vesting period for Stock Options shall commence on the date of grant and shall end on such date as is determined by the Committee, in its sole discretion, which shall be specified in the Grant Letter. Notwithstanding any determinations by the Committee regarding the vesting period of any Stock Option, all outstanding Stock Options shall become immediately exercisable upon a Change of Control of the Company (as defined herein).

    (e) Manner of Exercise. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Committee with accompanying payment of the option price. Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Stock Option to any registered broker or dealer designated by the Company ("Designated Broker") in lieu of delivery to the Grantee. Such instructions must designate the account into which the shares are to be deposited. The Grantee may tender this notice of exercise, which has been properly executed by the Grantee, and the aforementioned delivery instructions to any Designated Broker.

    (f) Termination of Employment, Disability or Death.

        (1) In the event the Grantee during his lifetime ceases to be an officer, director and/or employee of the Company, as applicable, for any reason other than death or termination for cause, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within six months and one day of the date on which he ceases to be an officer, director and/or employee, as applicable, (or within such other period of time as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period; provided, however, that in the case of a Grantee who is disabled within the meaning of Section 105(d)(4) of the Code, such period shall be one year rather than six months and one day (except as the Committee may otherwise provide in the Grant Letter).


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        (2) In the event of the death of the Grantee while he is an officer, director and/or employee of the Company, as applicable, or within not more than three months of the date on which he ceases to be an officer, director and/or employee, as applicable, (or within such other period of time as may be specified in the Grant Letter), any Stock Option which was otherwise exercisable by the Grantee at the date of death may be exercised by his personal representative at any time prior to the expiration of three years from the date of death, but in any event no later than the date of expiration of the option exercise period.

        (3) With respect to Grantees who are employees only, in the event the Grantee ceases to be employed by the Company on account of a termination for Cause by the Company, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Company. In addition, notwithstanding any other provisions of this Section 5, with respect to Grantees who are employees only, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Company or after the Grantee's termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the exercise price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture. For This Purpose, "Cause" shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (i) has breached his or her employment or service contract with the Company, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information or (iv) has engaged in such other behavior detrimental to the interests of the Company as the Committee determines.

    (g) Satisfaction of Option Price. The Grantee shall pay the option price in cash, by delivering shares of Company Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the option price or with the combination of cash and shares. The Grantee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. In lieu of requiring payment for any withholding tax due, the Committee may retain a number of shares which is sufficient to meet its withholding obligation. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the option price and the withholding obligation is fully paid.


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6.  Restricted Stock Grants

    The Committee may issue or transfer shares of Company Stock to a Participant under a grant (a "Restricted Stock Grant") pursuant to an incentive or long range compensation plan or program approved by the Committee and adopted by the Board of Directors of the Company. The following provisions are applicable to Restricted Stock Grants:

    (a) General Requirements. Shares of Company Stock issued pursuant to Restricted Stock Grants will be issued for no consideration. Subject to any other restrictions by the Committee as provided pursuant to Section 6(e), restrictions on the transfer of shares of Company Stock set forth in Section 6(c) shall lapse on such date or dates as the Committee may approve until the restrictions have lapsed on 100% of the shares; provided, however, that upon a Change of Control of the Company, all restrictions on the transfer of the shares which have not, prior to such date, been forfeited shall immediately lapse. The period of years during which the Restricted Stock Grant will remain subject to restrictions will be designated in the Grant Letter as the "Restriction Period."

    (b) Number of Shares. The Committee shall grant to each Grantee a number of shares of Company Stock determined in its sole discretion. The Committee, in its sole discretion, may provide a greater amount of Restricted Stock to any Grantee at any time.

    (c) Requirement of Employment. For a Grantee who is an employee, if the Grantee's employment terminates during a period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant terminates as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.


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    (d) Requirement of service. For a Grantee who is a non-employee officer or director, if the Grantee ceases to perform services for the Company during a period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant terminates as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.

    (e) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Company Stock to which such Restriction Period applies except to a Successor Grantee under Section 8. Each certificate for a share issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions when all restrictions on such shares have lapsed.

    (f) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the applicable Restriction Period; provided, however, that upon a Change of Control of the Company, all restrictions on the transfer of the shares which have not, prior to such date, been forfeited shall immediately lapse. In addition, the Committee may determine as to any or all Restricted Stock Grants, that all the restrictions shall lapse, without regard to any Restriction Period, under such circumstances as it deems equitable.

7.  Stock Appreciation Rights

    (a) The Committee may grant stock appreciation rights ("SARs") to any Grantee in tandem with any Stock Option, for all or a portion of the applicable Stock Option, either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding. The exercise price of each SAR shall be equal to (i) the exercise price or option price of the related Stock Option or (ii) the fair market value of a share of Company Stock as of the date of grant of such SAR.

    (b) The number of SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Company Stock which the Grantee may purchase upon the exercise of the related Stock Option or Stock Options during such period of time. Upon the exercise of a Stock Option, the SARs relating to the Company Stock covered by such Stock Option shall terminate. Upon the exercise of SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Company Stock.


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    (c) Upon a Grantee's exercise of some or all of his SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for a SAR is the difference between the Option Price specified for the related Stock Option and the fair market value of the underlying Company Stock on the date of exercise of such SAR.

    (d) At the time of such exercise, the Grantee shall have the right to elect the portion of the amount to be received that shall consist of cash and the portion that shall consist of Common Stock, which for purposes of calculating the number of shares of Company Stock to be received, shall be valued at their fair market value on the date of exercise of such SARs. The Committee shall have the right to disapprove a Grantee's election to receive cash in full or partial settlement of the SARs exercised, and to require that shares of Company Stock be delivered in lieu of cash. If shares of Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

    (e) A SAR is exercisable only during the period when the Stock Option to which it is related is also exercisable, and a SAR shall terminate at the same time that its related Stock Option terminates under Section 5(f). However, in no event shall a SAR be exercisable during the first six months after being granted, except that a SAR shall be exercisable at the time of death or disability of the Grantee if the related Stock Option is then exercisable. No SAR may be exercised for cash by an officer or director of the Company subject to Section 16 of the Exchange Act, in whole or in part, except in accordance with Rule 16b-3(e) under the Exchange Act which, among other things, limits the period in which a Grantee may elect to exercise his SAR for cash, in whole or in part, and may exercise the SAR right for cash, to a period beginning on the third business day following the date of release of the Company's quarterly or annual summary statements of earnings and ending on the twelfth business day following such date.


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8.  Transferability of Options and Grants

    Only a Participant or his or her authorized legal representative may exercise rights under a Grant. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in their sole discretion, pursuant to a qualified domestic relations order as defined under the Internal Revenue Code or Title I of ERISA or the rules thereunder. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant's will or under the applicable laws of descent and distribution.

9.  Change of Control of the Company

    As used herein, a "Change of Control" shall be deemed to have taken place if
(i) any Person (including any individual, firm, corporation, partnership or other entity except the Company or any employee benefit plan of the Company or of any Affiliate or Associate, both as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the beneficial owner in the aggregate of 20% or more of the common stock of the Company then outstanding; provided, however, that no "Change of Control" shall be deemed to occur during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 30% of the Common Stock of the Company then outstanding or to solicit proxies, or (ii) during any twenty-four month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period.


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10. Amendment and Termination of the Plan

    (a) Amendment. The Board may amend or terminate the Plan at any time.

    (b) Termination of Plan. The Plan shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board.

    (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 17(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 17(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

11. Funding of the Plan

    This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

12. Rights of Participants

    Nothing in this Plan shall entitle any Participant or other person to any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any rights to be retained in the employ of the Company.

13. Agreements with Participants

    Each Grant made under this Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve.

14. Requirements for Issuance of Shares

    No Company Stock shall be issued or transferred upon payment of any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Stock Option made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.


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15. Headings

    Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

16. Effective Date

    This Plan shall be effective as of May 18, 1999.

17. Miscellaneous

    (a) Compliance with Law. The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by an governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

    (b) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

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